Exhibit 10.1

Silicon Valley Bank

Amended and Restated Loan and
Security Agreement

Borrower:	THERMA-WAVE, INC.
Address:	1250 Reliance Way
Fremont, CA 94539

Date:	June 10, 2005

THIS LOAN AND SECURITY AGREEMENT is entered into on the above date between SILICON VALLEY BANK (“Silicon”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and the borrower named above (the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. Definitions of certain terms used in this Agreement are set forth in Section 8 below.

Silicon and Borrower entered into an Amended and Restated Loan and Security Agreement dated as of June 13, 2003 (as amended, the “Original Credit Agreement”). It is not the intention of Silicon and Borrower that this Agreement constitute a novation of the indebtedness governed by the Original Credit Agreement, and from and after the date hereof, the Original Credit Agreement shall be amended and restated in its entirety in accordance with the terms and provisions hereof.

1. LOANS.

     1.1 Loans. Silicon will make loans to Borrower (the “Loans”) up to the amounts shown on the Schedule, provided no Default or Event of Default has occurred and is continuing, and subject to deduction of Reserves for accrued interest and such other Reserves as Silicon deems proper from time to time in its good faith business judgment.

     1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the last day of the month. Interest may, in Silicon’s discretion, be charged to Borrower’s loan account, and the same shall thereafter bear interest at the same rate as the other Loans. Silicon may, in its discretion, charge interest to Borrower’s Deposit Accounts maintained with Silicon.

     1.3 Overadvances. If Borrower’s Obligations at any time exceed: (i) the Credit Limit, (ii) the lesser of (a) the Domestic Credit Limit and (b) the Domestic Borrowing Base, or (iii) the lesser of (a) the Exim Credit Limit and (b) the Exim Borrowing Base; Borrower must immediately pay Silicon the excess. Without limiting Borrower’s obligation to repay Silicon the amount of any Overadvance, Borrower agrees to pay Silicon interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

     1.4 Fees. Borrower shall pay Silicon the fees shown on the Schedule, which are in addition to all interest and other sums payable to Silicon and are not refundable.

Silicon Valley Bank	Loan and Security Agreement

     1.5 Loan Requests. To obtain a Loan, Borrower shall make a request to Silicon by facsimile or telephone. Loan requests received after 12:00 Noon will not be considered by Silicon until the next Business Day. Silicon may rely on any telephone request for a Loan given by a person whom Silicon believes is an authorized representative of Borrower, and Borrower will indemnify Silicon for any loss Silicon suffers as a result of that reliance unless such loss is the result of Silicon’s gross negligence or willful misconduct. Borrower shall submit copies of Export Orders in connection with any Exim Loan.

     1.6 Letters of Credit. At the request of Borrower, Silicon may, in its good faith business judgment, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to Silicon in its sole discretion (collectively, “Letters of Credit”). The aggregate face amount of all Letters of Credit from time to time outstanding shall not exceed the amount shown on the Schedule (the “Letter of Credit Sublimit”), and shall be reserved against Loans which would otherwise be available hereunder, and in the event at any time there are insufficient Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Borrower shall pay all bank charges (including charges of Silicon) for the issuance of Letters of Credit, together with such additional fee as Silicon’s letter of credit department shall charge in connection with the issuance of the Letters of Credit. Any payment by Silicon under or in connection with a Letter of Credit shall constitute a Loan hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date no later than thirty days prior to the Maturity Date. Borrower hereby agrees to indemnify and hold Silicon harmless from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys’ fees incurred by Silicon arising out of or in connection with any Letters of Credit. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Silicon and opened for Borrower’s account or by Silicon’s interpretations of any Letter of Credit issued by Silicon for Borrower’s account, and Borrower understands and agrees that Silicon shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. Borrower understands that Letters of Credit may require Silicon to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Silicon harmless with respect to any loss, cost, expense, or liability incurred by Silicon under any Letter of Credit as a result of Silicon’s indemnification of any such issuing bank. The provisions of this Loan Agreement, as it pertains to Letters of Credit, and any other Loan Documents relating to Letters of Credit are cumulative.

2. SECURITY INTEREST.

          (a) To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Silicon a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above.

          (b) Notwithstanding the foregoing, the security interest granted herein does not extend to and the term “Collateral” does not include: (A) Equipment and related software subject to the Permitted Liens of lenders or lessors providing financing for the acquisition of such property; (B) any license or contract rights or any other property to the extent (i) the granting of a security interest in it would be contrary to applicable law, or (ii) that such rights are nonassignable by their terms (but only to the extent the prohibition is enforceable under applicable law, including, without limitation, Section 9406(d) of the Code) without the consent of the licensor or other party (but only to the extent such consent has not been obtained); and (C) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any foreign subsidiary which shares entitle the holder thereof to vote for directors or any other matter.

Silicon Valley Bank	Loan and Security Agreement

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER. In order to induce Silicon to enter into this Agreement and to make Loans, Borrower represents and warrants to Silicon as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations (other than contingent indemnification obligations for unasserted claims) have been paid and performed in full:

     3.1 Corporate Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iii) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s bylaws, or any law or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.

     3.2 Name; Trade Names and Styles. The name of Borrower set forth in the heading to this Agreement is its correct name. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names. Borrower shall give Silicon 30 days’ prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Change.

     3.3 Place of Business; Location of Collateral. The address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give Silicon at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $10,000 fair market value of Equipment is located.

     3.4 Title to Collateral; Perfection; Permitted Liens; Intellectual Property Licenses.

          (a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens and except with respect to property located outside the United States. Silicon now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend Silicon and the Collateral against all claims of others.

          (b) Borrower has set forth in the Representations all of Borrower’s Deposit Accounts, and Borrower will give Silicon five Business Days advance written notice before establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account is maintained to execute and deliver to Silicon a control agreement in form sufficient to perfect Silicon’s security interest in the Deposit Account and otherwise satisfactory to Silicon in its good faith business judgment. Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts will be maintained.

          (c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify Silicon thereof in writing and provide Silicon with such information regarding the same as Silicon shall request (unless providing such information would waive the Borrower’s attorney-client privilege). Such notification to Silicon shall constitute a grant of a security interest in the

Silicon Valley Bank	Loan and Security Agreement

commercial tort claim and all proceeds thereof to Silicon, and Borrower shall execute and deliver all such documents and take all such actions as Silicon shall request in connection therewith.

          (d) None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by Silicon, use its best efforts to cause such third party to execute and deliver to Silicon, in form acceptable to Silicon, such waivers and subordinations as Silicon shall specify in its good faith business judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

          (e) Except as noted on the Representations, Borrower is not a party to, nor is bound by, any material license or other material agreement with respect to which the Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property. Borrower will provide written notice to Silicon within ten (10) of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Silicon reasonably requests to obtain the consent of, authorization by, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Silicon to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor’s agreement to a contingent assignment of the license to Silicon if the Silicon determines that is necessary in its good faith judgment), whether now existing or entered into in the future.

     3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Silicon in writing of any material loss or damage to the Collateral.

     3.6 Inventory; Returns. Borrower will keep all Inventory in good and marketable condition, free from material defects except for Inventory for which adequate reserves have been made in accordance with GAAP, which reserves have been, and at all times will be with respect to Exim Eligible Inventory, disclosed to Silicon in Borrower’s Exim Borrowing Base Certificate. Returns and allowances between Borrower and its account debtors will follow Borrower’s customary practices as they exist at execution of this Agreement. Borrower must promptly notify Silicon of all returns, recoveries, disputes and claims, that involve more than $1,500,000.

     3.7 Books and Records. Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

     3.8 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Silicon have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Silicon and the date hereof, there has been no Material Adverse Change.

     3.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Silicon in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result

Silicon Valley Bank	Loan and Security Agreement

in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

     3.10 Compliance with Law. Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters.

     3.11 Litigation. Except as shown on the Representation and except as reported to Silicon in writing, there is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge) threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform Silicon in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any single claim of $50,000 or more, or involving $100,000 or more in the aggregate.

     3.12 Use of Proceeds. All proceeds of all Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.” Borrower will use the proceeds of the Exim Loans only for the purposes specified in the Borrower Agreement. Borrower will not use the proceeds of the Exim Loans for any purpose prohibited by the Borrower Agreement.

     3.13 Exim Insurance. If required by Silicon, Borrower will obtain, with respect to Accounts that are otherwise ineligible under Exim borrowing criteria and where Borrower has requested or obtained an Exim Loan, and pay when due all premiums with respect to, and maintain uninterrupted foreign credit insurance. In addition, Borrower will execute in favor of Silicon an assignment of proceeds of any insurance policy obtained by Borrower and issued by Exim Bank insuring against comprehensive commercial and political risk (the “EXIM Bank Policy”). The insurance proceeds from the EXIM Bank Policy assigned or paid to Silicon will be applied to the balance outstanding under this Agreement. Borrower will immediately notify Silicon and Exim Bank in writing upon submission of any claim under the Exim Bank Policy. Then Silicon will not be obligated to make any further Loans to Borrower based on Exim Eligible Foreign Accounts without prior approval from Exim Bank.

     3.14 Borrower Agreement. Borrower will comply with all terms of the Borrower Agreement. If any provision of the Borrower Agreement conflicts with any provision contained in this Exim Agreement, the more strict provision, with respect to the Borrower, will control; provided, however, any action or event that is permitted hereunder shall be deemed to satisfy any requirement for consent of Silicon under the Borrower Agreement.

     3.15 Terms of Sale. Borrower will, if required by Exim Bank or Silicon, cause all sales of products on which the Exim Loans are based to satisfy at least one of the following: (i) be supported by one or more irrevocable letters of credit in an amount and of matter, naming a beneficiary and issued by a financial institution acceptable to Silicon and negotiated by Silicon, (ii) be for any Account which satisfies all of the requirements to constitute an Exim Eligible Foreign Account, or (iii) where the Accounts from the account debtor exceed twenty-five percent (25%) of all Exim Eligible Foreign Accounts, to be preapproved in writing, by Silicon or Exim Bank.

     3.16 Borrower Agreement and Exim Guarantee. Borrower will not violate or fail to comply with any provision of the Borrower Agreement or take an action, or permit any action to be taken, that causes, or could be expected to cause, the Exim Guarantee to not be in full force and effect.

Silicon Valley Bank	Loan and Security Agreement

4. ACCOUNTS.

     4.1 Representations Relating to Accounts.

          (a) Borrower represents and warrants to Silicon as follows: Each Account with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made, (i) represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the nonexclusive licensing of Intellectual Property, in the ordinary course of Borrower’s business, and (ii) meet the requirements set forth in the definition of Eligible Receivables with respect to Domestic Loans and Exim Eligible Foreign Accounts with respect to Exim Loans in Section 8 below.

          (b) Borrower represents and warrants that the Accounts designated as eligible accounts (Eligible Accounts, Eligible Retainage Accounts, Exim Eligible Foreign Accounts and Exim Eligible Foreign Retainage Accounts) in any borrowing base certificate, or other report submitted to Silicon, are bona fide, existing obligations and the service or property has been performed or delivered to the account debtor or its agent (subject only to installation and warranty obligations arising in the ordinary course of Borrower’s business), for immediate shipment to and unconditional acceptance by the account debtor (except in the case of Retainage Accounts where customary acceptance terms in the ordinary course of business shall apply). Borrower has no notice of any actual or imminent insolvency proceeding of any account debtor whose accounts are an eligible account in any borrowing base certificate.

     4.2 Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to Silicon as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

     4.3 Schedules and Documents relating to Accounts. Borrower shall deliver to Silicon weekly transaction reports and schedules of collections, as provided in the Schedule, on Silicon’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Silicon’s security interest and other rights in all of Borrower’s Accounts, nor shall Silicon’s failure to advance or lend against a specific Account affect or limit Silicon’s security interest and other rights therein. If requested by Silicon, Borrower shall furnish Silicon with copies (or, at Silicon’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to Silicon an aged accounts receivable trial balance as provided in the Schedule. In addition, Borrower shall deliver to Silicon, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

     4.4 Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Silicon, and Borrower shall immediately deliver all such payments and proceeds to Silicon in their original form, duly endorsed, to be applied to the Obligations in such order as Silicon shall determine. Silicon may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other “blocked account” as Silicon may specify, pursuant to a blocked account agreement in such form as Silicon may specify in its good faith business judgment.

Silicon Valley Bank	Loan and Security Agreement

     4.5 Remittance of Proceeds. All proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to Silicon in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as Silicon shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Silicon the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Silicon. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

     4.6 Disputes. Borrower shall notify Silicon promptly of all disputes or claims relating to Accounts. Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm’s length transactions, which are reported to Silicon on the regular reports provided to Silicon; (ii) no Default or Event of Default has occurred and is continuing; and (iii) taking into account all such discounts, settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit.

     4.7 Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Silicon, and immediately notify Silicon of the return of the Inventory.

     4.8 Verification. Silicon may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Silicon or such other name as Silicon may choose.

     4.9 No Liability. Silicon shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Silicon be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Silicon from liability for its own gross negligence or willful misconduct.

5. ADDITIONAL DUTIES OF BORROWER.

     5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

     5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Silicon, in such form and amounts as Silicon may reasonably require and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Silicon. All such insurance policies shall name Silicon as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Silicon. Upon receipt of the proceeds of any such insurance, Silicon shall apply such proceeds in reduction of the Obligations as Silicon shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, Silicon shall release to Borrower insurance proceeds with respect to Equipment totaling less than $100,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. Silicon may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for

Silicon Valley Bank	Loan and Security Agreement

any insurance, Silicon may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to Silicon copies of all material reports made to insurance companies.

     5.3 Reports. Borrower, at its expense, shall provide Silicon with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as Silicon shall from time to time specify in its good faith business judgment.

     5.4 Access to Collateral, Books and Records. At reasonable times, and on one Business Day’s notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. In handling any confidential information, Silicon will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (a) to Silicon’s subsidiaries or affiliates, (b) to prospective transferees or purchasers of any interest in the loans (provided, however, Silicon shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (c) as required by law, regulation, subpoena, or other order, (d) as required in connection with Silicon’s examination or audit and (e) as Silicon considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Silicon’s possession when disclosed to Silicon, or becomes part of the public domain after disclosure to Silicon; or (ii) is disclosed to Silicon by a third party, if Silicon does not know that the third party is prohibited from disclosing the information. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Silicon’s then current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Silicon schedule an audit more than 10 days in advance, and Borrower seeks to reschedules the audit with less than 10 days written notice to Silicon, then (without limiting any of Silicon’s rights or remedies), Borrower shall pay Silicon a cancellation fee of $1,000 plus any out-of-pocket expenses incurred by Silicon, to compensate Silicon for the anticipated costs and expenses of the cancellation.

     5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without Silicon’s prior written consent (which shall be a matter of its good faith business judgment), do any of the following: (i) merge or consolidate with another corporation or entity; (ii) acquire any assets, except in the ordinary course of business; (iii) enter into any other transaction outside the ordinary course of business; (iv) sell or transfer any Collateral, except for the sale (a) of finished Inventory in the ordinary course of Borrower’s business; (b) of obsolete or unneeded Equipment in the ordinary course of business; (c) of (1) non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; and (2) of joint-ownership rights, licenses and cross-licenses entered into from time to time in connection with strategic relationships and development agreements, approved by Borrower’s senior management, provided that such joint ownership rights, licenses and cross-licenses do not materially impact Borrower’s ability to conduct its business or the value of the Collateral; (d) of assets in connection with the sale of Borrower’s “Designated Product Line”, including inventory and related Intellectual Property; and (e) other property that Borrower reasonably determines is not necessary or useful for the ordinary operations of Borrower, so long as the disposition of same will not have a material adverse effect on the business or operations of Borrower; (v) store any Inventory or other Collateral with any warehouseman or other third party; (vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis; (vii) make any loans of any money or other assets; (viii) incur any debts, outside the ordinary course of business, which would result in a Material Adverse Change; (ix) guarantee or otherwise become liable with respect to the obligations of another party or entity; (x) pay or declare any dividends on Borrower’s stock (except for dividends payable solely in stock of Borrower) provided that (a) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (b) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long (1) as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, and (2) such repurchases do not exceed $500,000 in the aggregate during any fiscal year of Borrower; and (c) Borrower may make any open-market purchase or exchange of Borrower’s publicly-traded equity securities, so long as (1) an Event of Default does not exist at the time of such purchase or exchange and would not exist after giving effect to such purchase or exchange, and (2) such purchase and exchange do not exceed $1,500,000 in the aggregate during any fiscal year of Borrower; (xi) redeem, retire,

Silicon Valley Bank	Loan and Security Agreement

purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock; (xii) make any change in Borrower’s capital structure which would result in a Material Adverse Change; (xiii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto; (xiv) change the persons holding the offices of Chief Executive Officer or Chief Financial Officer (each a “Senior Executive”) unless a replacement is approved by a majority of Borrower’s Board of Directors, including a majority of those members of the Board of Directors who were members of the Board of Directors and not employees of Borrower as of the date of this Agreement (the “Outside Directors”), within 90 days of the date of the termination of such Senior Executive (provided that if a majority of the Outside Directors determine that such Senior Executive shall not be replaced, that Borrower shall so notify Silicon within 30 days of the determination); or (xv) dissolve or elect to dissolve. Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.

     5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Silicon with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Silicon, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Silicon may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

     5.7 Further Assurances. Borrower agrees, at its expense, on request by Silicon, to execute all documents and take all actions, as Silicon, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain Silicon’s perfected first-priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

6. TERM.

     6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Section 6.3 below.

     6.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Silicon; or (ii) by Silicon at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately. If this Agreement is terminated by Borrower or by Silicon under this Section 6.2, Borrower shall pay to Silicon a termination fee in an amount equal to (i) one percent (1.0%) of the Credit Limit if the Agreement is terminated within one year of the date hereof or (ii) one-half of one percent (0.5%) of the Credit Limit if the Agreement is terminated after one year from the date hereof and before the Maturity Date, provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank. The termination fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

     6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Silicon or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Silicon, then on such date Borrower shall provide to Silicon cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees and cost due or to become due in connection therewith (as estimated by Silicon in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit, pursuant to Silicon’s then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Silicon’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full other than contingent indemnification obligations with respect to unasserted claims, at which time Silicon will release its Liens in the Collateral and all rights therein will revert to Borrower. No termination shall in any way affect or impair any right or remedy of Silicon, nor shall any such termination relieve Borrower of any Obligation to Silicon, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, Silicon

Silicon Valley Bank	Loan and Security Agreement

shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate Silicon’s security interests. Silicon agrees to execute and deliver to Borrower from time to time such Collateral releases as Borrower may request and as are necessary to give other lenders of lessors that finance the purchase of Equipment and related software after the date hereof a first priority Lien in such Equipment and related software so long as the Liens and Indebtedness incurred with respect thereto are permitted under this Agreement; provided that Silicon may, in its sole discretion, refuse to make any further Loans after termination.

7. EVENTS OF DEFAULT AND REMEDIES.

     7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Silicon immediate written notice thereof: (a) Any warranty, representation, statement, report or certificate made or delivered to Silicon by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or (b) Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation; or (c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit; or (d) Borrower shall fail to comply with any of the financial covenants set forth in the Schedule, or shall fail to perform any other nonmonetary Obligation which by its nature cannot be cured, or shall fail to permit Silicon to conduct an inspection or audit as specified in Section 5.4 hereof; or (e) Borrower shall fail to perform any other nonmonetary Obligation, which failure is not cured within five Business Days after the date due; or (f) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within 10 days after the occurrence of the same; or (g) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or (h) Borrower breaches any material contract or obligation, which has resulted or may reasonably be expected to result in a Material Adverse Change provided, however, that the Event of Default under this clause (h) caused by the occurrence of a default under another agreement described in this clause (h) shall be automatically cured for purposes of this Agreement upon the cure or waiver of the default under such other agreement, if (i) Silicon has not exercised its right to accelerate the maturity of the Obligations under Section 7.2 hereof, and (ii) any such cure by Borrower does not result in an Event of Default under any other provision of this Agreement, and (iii) in connection with such cure, the agreement with the third party is not modified in a manner which increases the payments from the Borrower to the third party or otherwise makes it materially less advantageous to Borrower; or (i) Dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or (j) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 30 days after the date commenced; or (k) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or (l) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or (m) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or (n) there shall be a change in the record or beneficial ownership of an aggregate of more than 20% of the outstanding shares of stock of Borrower, in one or more transactions, compared to the ownership of outstanding shares of stock of Borrower in effect on the date hereof, without the prior written consent of Silicon; or (o) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (p) a Material Adverse Change shall occur or (q) if Borrower violates any covenant in the Borrower

Silicon Valley Bank	Loan and Security Agreement

Agreement or otherwise defaults thereunder or (r) the Exim Guarantee ceases for any reason to be in full force and effect, or if the Exim Bank declares the Exim Guarantee void or revokes any obligations under the Exim Guarantee. Silicon may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

     7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, Silicon, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Silicon without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Silicon deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Silicon seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Silicon retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Silicon at places designated by Silicon which are reasonably convenient to Silicon and Borrower, and to remove the Collateral to such locations as Silicon may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Silicon shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Silicon obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Silicon shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as Silicon deems reasonable, or on Silicon’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Silicon may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Silicon to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Silicon’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Offset against any sums in any of Borrower’s general, special or other Deposit Accounts with Silicon against any or all of the Obligations; and (i) Demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Silicon’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional four percent per annum (the “Default Rate”).

     7.3 Standards for Determining Commercial Reasonableness. Borrower and Silicon agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the

Silicon Valley Bank	Loan and Security Agreement

collateral in general, nonspecific terms; (iii) The sale is conducted at a place designated by Silicon, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, Silicon may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Silicon shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

     7.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Silicon’s other rights and remedies, Borrower grants to Silicon an irrevocable power of attorney coupled with an interest, authorizing and permitting Silicon (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but Silicon agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) Execute on behalf of Borrower any documents that Silicon may, in its good faith business judgment, deem advisable in order to perfect and maintain Silicon’s security interest in the Collateral, or in order to exercise a right of Borrower or Silicon, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien; (c) Take control in any manner of any cash or noncash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Silicon’s possession; (d) Endorse all checks and other forms of remittances received by Silicon; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Silicon the same rights of access and other rights with respect thereto as Silicon has under this Agreement; and (j) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Silicon’s rights under the foregoing power of attorney or any of Silicon’s other rights under this Agreement be deemed to indicate that Silicon is in control of the business, management or properties of Borrower.

     7.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by Silicon first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Silicon in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Silicon shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Silicon for any deficiency. If, Silicon, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Silicon shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Silicon of the cash therefor.

     7.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Silicon shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Silicon and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Silicon of one or more of its rights or remedies shall not be deemed an election, nor bar Silicon from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of

Silicon Valley Bank	Loan and Security Agreement

Silicon to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

     7.7 Exim Direction. Upon the occurrence and during the continuance of an Event of Default, Exim Bank shall have right to (i) direct Silicon to exercise the remedies specified in Section 7.2 and (ii) request that Silicon accelerate the maturity of any other loans to Borrower.

     7.8 Exim Notification. Silicon has the right to immediately notify Exim Bank in writing if it has knowledge of any of the following events: (1) any failure to pay any amount due under this Agreement; (2) the Exim Borrowing Base is less than the sum of the outstanding Exim Loans; (3) any failure to pay when due any amount payable to Silicon under any loan owing by Borrower to Silicon; (4) the filing of an action for debtor’s relief by, against or on behalf of Borrower; (5) any threatened or pending material litigation against Borrower, or any dispute involving Borrower. If Silicon sends a notice to Exim Bank, Silicon has the right to send Exim Bank a written report on the status of events covered by the notice every 30 days after the date of the original notification, until Silicon files a claim with Exim Bank or the defaults have been cured (but no Exim Loans may be required during the cure period unless Exim Bank gives its written approval). If directed by Exim Bank, Silicon will have the right to exercise any rights it may have against the Borrower to demand the immediate repayment of all amount outstandings under the Exim Loan Documents.

8. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

     “Account Debtor” means the obligor on an Account.

     “Accounts” means all present and future “accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

     “Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

     “Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Domestic Loans under Section 1.1 of the Schedule or as EXIM Loans under Section 1.2 of the Schedule, as applicable (after giving effect to all then outstanding Loans and all sublimits and reserves applicable thereunder).

     “Borrower Agreement” is the Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement between Borrower and Silicon.

     “Business Day” means a day on which Silicon is open for business.

     “Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

     “Collateral” has the meaning set forth in Section 2 above.

     “continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Silicon or cured within any applicable cure period.

     “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

Silicon Valley Bank	Loan and Security Agreement

     “Credit Limit” means the sum of the Domestic Credit Limit and the Exim Credit Limit.

     “Default Rate” has the meaning set forth in Section 7.2 above.

     “Deposit Accounts” means all present and future “deposit accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

     “Designated Product Line” means Borrower’s “Meta-Probe” product line assets.

     “Domestic Borrowing Base” is the sum of (x) 80% of Eligible Accounts and (y) the lesser of (A) 50% all Eligible Retainage Accounts, and (B) $500,000, as determined by Silicon from Borrower’s most recent Domestic Borrowing Base Certificate; provided, that, if Borrower’s Tangible Net Worth is less than $20,000,000, then Eligible Retainage Accounts shall be excluded from the calculation of Domestic Borrowing Base.

     “Domestic Loans” means loans made pursuant to Section 1.1 of the Schedule.

     “Domestic Credit Limit” is defined in Section 11 of the Schedule.

     “Domestic Standby Letter of Credit Reserve” is an amount equal to the issued and outstanding (including drawn but unreimbursed Letters of Credit) Excess Standby Letters of Credit.

     “Eligible Accounts” are Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 4; but Silicon in its good faith business judgment may change eligibility standards by giving Borrower notice. Unless Silicon agrees otherwise in writing, Eligible Accounts will not include:

     (a) Accounts that the account debtor has not paid within 90 days of invoice date;

     (b) Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

     (c) Credit balances over 90 days from invoice date;

     (d) Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, for the amounts that exceed that percentage, unless the Silicon approves otherwise in writing, except that such percentage shall be 40% with respect to the domestic Accounts of the Significant Account Debtor;

     (e) Accounts for which the account debtor does not have its principal place of business in the United States;

     (f) Accounts for which the account debtor is a federal entity or any department, agency, or instrumentality except for Accounts of the United States if the payee has assigned its payment rights to Silicon and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C.§ 3727);

     (g) Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

     (h) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

     (i) Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

Silicon Valley Bank	Loan and Security Agreement

     (j) Accounts in which the account debtor disputes liability or makes any claim and Silicon reasonably believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

     (k) Accounts for which Silicon reasonably determines collection to be doubtful.

     “Eligible Retainage Accounts” are Accounts that would otherwise constitute Eligible Accounts but for the fact that such Accounts are Retainage Accounts.

     “Equipment” means all present and future “equipment” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

     “Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

     “Excess Standby Letters of Credit” are standby Letters of Credit for which there is insufficient availability under the Domestic Credit Limit (and therefore are reserved against the Exim Credit Limit) in an aggregate face amount (including drawn but unreimbursed letters of credit) not to exceed the lesser of: (i) Availability under the Exim Credit Limit and (ii) $3,500,000.

     “Exim Bank” is the Export-Import Bank of the United States.

     “Exim Credit Limit” is defined in Section 1.2 of the Schedule.

     “Exim Bank Expenses” are all audit fees and expenses; reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Exim Loan Documents (including appeals or Insolvency Proceedings) and the fees that the Silicon pays to the Exim Bank in consideration of the issuance of the Exim Guarantee.

     “Exim Borrowing Base” is the sum of (x) 90% of Exim Eligible Foreign Accounts, (y) the lesser of (A) 25% of all Exim Eligible Foreign Retainage Accounts, and (B) $500,000, and (z) the lesser of (I) 75% of Exim Eligible Foreign Inventory (valued at the lower of cost or market), (II) $4,000,000, and (III) 60% of the aggregate outstanding amount of Exim Loans, as determined by Silicon from Borrower’s most recent Exim Borrowing Base Certificate; provided, that, if Borrower’s Tangible Net Worth is less than $20,000,000, then Exim Eligible Foreign Retainage Accounts will be excluded from the calculation of EXIM Borrowing Base.

     “Exim Eligible Foreign Accounts” are Accounts payable in United States Dollars that arise in the ordinary course of Borrower’s business from Borrower’s sale of Exim Eligible Foreign Inventory (i) that the account debtor does not have its principal place of business in the United States and (ii) that have been assigned and comply with all of Borrower’s representations and warranties in; but Silicon, in its good faith business judgment, may change eligibility standards by giving Borrower notice. Unless Silicon agrees otherwise in writing, Exim Eligible Foreign Accounts will not include:

          (a) Accounts with terms of sales greater than 90 days.

          (b) Accounts which are more than sixty (60) calendar days past the original due date, unless it is insured through Exim Bank export credit insurance for comprehensive commercial and political risk, or through Exim Bank approved private insurers for a comparable coverage, in which case ninety (90) calendar days shall apply;

          (c) Credit balances over 60 days from due date of the relevant invoice;

Silicon Valley Bank	Loan and Security Agreement

          (d) Accounts evidenced by a letter of credit until the date of shipment of the items covered by the subject letter of credit;

          (e) Accounts for which the account debtor is a military or defense entity;

          (f) Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

          (g) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

          (h) Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

          (i) Accounts in which the account debtor disputes liability or makes any claim and Silicon believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

          (j) Accounts generated by the sale of products purchased for military purposes;

          (k) Accounts generated by the sales of Inventory which constitute defense articles or defense services;

          (l) Accounts excluded from the Borrowing Base under the Borrower Agreement;

          (m) Accounts that arise from the sales of items not in the ordinary course of Borrower’s business;

          (n) Accounts not owned by Borrower or that are subject to any right, claim or interest of another person other than the lien in favor of Silicon;

          (o) Accounts with respect to which an invoice has not been sent;

          (p) Accounts billed and payable outside the United Stated unless approved in writing by Exim Bank, however, limited to no more than 50% of the Exim Borrowing Base shall be of such accounts; and such Accounts are subject to the following:

               (i) Each subsidiary or affiliate is a party to the Loan Agreement;

               (ii) All proceeds are remitted to the United States on a monthly basis (excluding the retention of proceeds for the purpose of funding local expenses);

               (iii) Accounts are derived from eligible exports originating from the United States;

               (iv) Silicon obtains a valid first priority security interest (or equivalent) in the jurisdiction where the Accounts are located; and

               (v) Silicon obtains a legal opinion from local counsel with regard to the enforceability of such security interest.

          (q) Accounts from account debtors with balance of 50% over 60 days past the invoice due date;

Silicon Valley Bank	Loan and Security Agreement

          (r) Accounts with open account term with balance more than 25% concentration of total Exim Eligible Foreign Accounts, unless pre-approved by Silicon;

          (s) Accounts billed in currencies other than U.S. Dollars, unless approved in writing by Exim Bank;

          (t) Accounts from foreign buyers in countries where Exim Bank is legally prohibited from doing business or in which Exim Bank coverage is not available (as designated in the Country Limitation Schedule);

          (u) Accounts backed by letters of credit unacceptable to Silicon in its reasonable and good faith credit judgment;

          (v) Accounts for which Silicon or Exim Bank determines collection to be doubtful, with Silicon’s determination of same to be reasonable;

          (w) Accounts for which the items giving rise to such Account have not been shipped and delivered to and accepted by the Buyer or the services giving rise to such Account have not been performed by Borrower and accepted by the Buyer or the Account does not represent a final sale;

          (x) Accounts for which Borrower has made any agreement with the Buyer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto; and

          (y) Accounts for which any of the items giving rise to such Account have been returned, rejected or repossessed.

     “Exim Eligible Foreign Inventory” is Borrower’s Inventory purchased or manufactured for resale (to buyers located outside the United States), located in the United States, other than Inventory that is excluded under the Borrower Agreement and this Agreement. Exim Eligible Foreign Inventory will not include the following:

          (a) Inventory not located in the United States;

          (b) Any demonstration Inventory or Inventory sold on consignment;

          (c) Inventory consisting of proprietary software not intended for sale;

          (d) Inventory previously exported from the United States;

          (e) Inventory which constitutes defense articles or defense services;

          (f) Inventory destined for shipment to prohibited countries in which Exim Bank is legally prohibited from doing business as designated in the most recent Country Limitation Schedule;

          (g) Inventory destined for shipment to a country in which Exim coverage is not available as designated in the most recent Country Limitation Schedule;

          (h) Inventory which is to be incorporated into items whose sale would result in ineligible accounts receivable;

          (i) Inventory with offsetting claims;

Silicon Valley Bank	Loan and Security Agreement

          (j) Inventory that is damaged, defective, obsolete, returned, recalled or unfit for further processing;

          (k) Inventory that is not subject to a valid, perfected first priority Lien in favor of Silicon;

          (l) Inventory that is located at an address that has not been disclosed to Silicon in writing; and

          (m) Inventory that is in the possession of a processor or bailee, or located on premises leased or subleased to Borrower, or on premises subject to a mortgage in favor of a Person other than Silicon, unless such processor or bailee or mortgagee or the lessor or sublessor of such premises, as the case may be, has executed and delivered all documentation which Silicon shall require to evidence the subordination or other limitation or extinguishment of such Person’s rights with respect to such Inventory and Silicon’s right to gain access thereto; and

Inventory incorporated into items which are destined for shipment to a country in which Exim coverage is not available as designated in the most recent Country Limitation Schedule unless sold under a letter of credit reasonably acceptable to Exim Bank;

     “Exim Eligible Foreign Retainage Accounts” are Accounts that would otherwise constitute Exim Eligible Foreign Accounts but for the fact that such Accounts are Retainage Accounts.

     “Exim Guarantee” is that certain Master Guarantee Agreement or other agreement, as amended from time to time, the terms of which are incorporated into this Agreement.

     “Exim Loan Documents” means this Agreement, any note or notes executed by Borrower or any other agreement entered into in connection with this Agreement, pursuant to which Exim Bank guarantees Borrower’s obligations under this Agreement.

     “Export Order” is a written export order or contract for the purchase by the buyer from the Borrower of any finished goods or services which are intended for export.

     “GAAP” means generally accepted accounting principles consistently applied.

     “General Intangibles” means all present and future “general intangibles” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

     “good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of Silicon’s business judgment.

     “including” means including (but not limited to).

     “Intellectual Property” means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and

Silicon Valley Bank	Loan and Security Agreement

trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; (j) all licenses or other rights to use any property or rights of a type described above.

     “Inventory” means all present and future “inventory” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

     “Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

     “Loans” means the Domestic Loans and the Exim Loans.

     “Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between Silicon and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

     “Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of Silicon’s security interests in the Collateral.

     “Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Silicon, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Silicon in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

     “Other Property” means the following as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the California Uniform Commercial Code.

     “Payment” means all checks, wire transfers and other items of payment received by Silicon (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Loans or, if the balance of the Loans have been reduced to zero, for credit to its Deposit Accounts.

     “Permitted Liens” means the following: (i) purchase money security interests in specific items of Equipment; (ii) leases of specific items of Equipment; (iii) liens for taxes not yet payable; (iv) additional security interests and liens consented to in writing by Silicon, which consent may be withheld in its good faith business judgment; (v) security interests being terminated substantially concurrently with this Agreement; (vi) liens of

Silicon Valley Bank	Loan and Security Agreement

materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent; (vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; (viii) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods. Silicon will have the right to require, as a condition to its consent under subparagraph (iv) above, that the holder of the additional security interest or lien sign an intercreditor agreement on Silicon’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Silicon, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

     “Payment” means all checks, wire transfers and other items of payment received by Silicon (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Loans or, if the balance of the Loans have been reduced to zero, for credit to its Deposit Accounts.

     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

     “Representations” means the written Representations and Warranties provided by Borrower to Silicon referred to in the Schedule.

     “Reserves” means, as of any date of determination, such amounts as Silicon may from time to time establish and revise in its good faith business judgment, reducing the amount of Loans, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by Silicon in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Silicon in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Silicon’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Silicon is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Silicon determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

     “Retainage Account” is a portion of an Account that is conditional and remains subject to buyer’s acceptance.

     “Significant Account Debtor” means Intel.

     Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9. GENERAL PROVISIONS.

     9.1 Interest Computation. In computing interest on the Obligations, all Payments received after 12:00 Noon on any day shall be deemed received on the next Business Day.

     9.2 Application of Payments. All payments with respect to the Obligations may be applied, and in Silicon’s good faith business judgment reversed and reapplied, to the Obligations, in such order and manner as Silicon shall determine in its good faith business judgment.

Silicon Valley Bank	Loan and Security Agreement

     9.3 Charges to Accounts. Silicon may, in its discretion, require that Borrower pay monetary Obligations in cash to Silicon, or charge them to Borrower’s Loan account, in which event they will bear interest at the same rate applicable to the Loans. Silicon may also, in its discretion, charge any monetary Obligations to Borrower’s Deposit Accounts maintained with Silicon.

     9.4 Monthly Accountings. Silicon shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Silicon), unless Borrower notifies Silicon in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

     9.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed to Silicon or Borrower at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. Notices to Silicon shall be directed to the Commercial Finance Division, to the attention of the Division Manager or the Division Credit Manager. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

     9.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

     9.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Silicon and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

     9.8 Waivers; Indemnity. The failure of Silicon at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Silicon later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Silicon or its agents or employees, but only by a specific written waiver signed by an authorized officer of Silicon and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Silicon on which Borrower is or may in any way be liable, and notice of any action taken by Silicon, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Silicon and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Silicon and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

     9.9 No Liability for Ordinary Negligence. Neither Silicon, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon shall be liable for any

Silicon Valley Bank	Loan and Security Agreement

claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Silicon, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon, but nothing herein shall relieve Silicon from liability for its own gross negligence or willful misconduct.

     9.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Silicon.

     9.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

     9.12 Attorneys Fees and Costs. Borrower shall reimburse Silicon for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Silicon, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs Silicon incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Silicon’s security interest in, the Collateral; and otherwise represent Silicon in any litigation relating to Borrower. In satisfying Borrower’s obligation hereunder to reimburse Silicon for attorneys fees, Borrower may, for convenience, issue checks directly to Silicon’s attorneys, Buchalter, Nemer, Fields & Younger, but Borrower acknowledges and agrees that Buchalter, Nemer, Fields & Younger is representing only Silicon and not Borrower in connection with this Agreement. If either Silicon or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys’ fees and costs to which Silicon may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

     9.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Silicon; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Silicon, and any prohibited assignment shall be void. No consent by Silicon to any assignment shall release Borrower from its liability for the Obligations.

     9.14 Intentionally Left Blank.

     9.15 Limitation of Actions. Any claim or cause of action by Borrower against Silicon, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Silicon, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Silicon, or on any other person authorized to accept service on behalf of Silicon, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Silicon in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

Silicon Valley Bank	Loan and Security Agreement

     9.16 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and Silicon acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Silicon or Borrower under any rule of construction or otherwise.

     9.17 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of Silicon and Borrower shall be governed by the laws of the State of California. As a material part of the consideration to Silicon to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Silicon’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be Santa Clara County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

     9.18 Mutual Waiver of Jury Trial. BORROWER AND SILICON EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN SILICON AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF SILICON OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH SILICON OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

Borrower:		Silicon:

THERMA-WAVE, INC.		SILICON VALLEY BANK

By	/s/ Joseph Passarello	By	/s/ Tim Walsh

Title	Vice President of Finance	Title	Senior V.P.

Silicon Valley Bank

Schedule to

Loan and Security Agreement

Borrower:	Therma-Wave, Inc.
Address:

Date:	June 10, 2005

This Schedule forms an integral part of the Loan and Security Agreement between Silicon Valley Bank and the above-borrower of even date.

1.	CREDIT LIMIT
(Section 1.1):

	1.1 Domestic Credit Limit	An amount not to exceed the lesser of: (i) $5,000,000 at any one time outstanding (the “Domestic Credit Limit”) minus the sum of (w) the aggregate amounts deemed outstanding under the Cash Management Services sublimit described below, plus, (x) the amount of all outstanding Letters of Credit (including such drawn but unreimbursed Letters of Credit) booked under the Domestic Credit Limit, plus (y) the FX Reserve (arising from FX Forward Contracts booked under the Domestic Credit Limit), and plus (z) Reserves or (ii) the Domestic Borrowing Base minus the sum of (w) the aggregate amounts deemed outstanding under the Cash Management Services sublimit described in below, plus, (x) the amount of all outstanding domestic Letters of Credit (including such drawn but unreimbursed Letters of Credit) booked under the Domestic Credit Limit, plus (y) the FX Reserve (arising from FX Forward Contracts booked under the Domestic Credit Limit), and plus (z) Reserves.

	1.2 EXIM Credit Limit	An amount not to exceed the lesser of: (i) $10,000,000 at any one time outstanding (the “EXIM Credit Limit”) minus the sum of (w) the FX Reserve (arising from FX Forward Contracts booked under the Exim Credit Limit), plus, (x) the amount of all outstanding export related Letters of Credit (including such drawn but unreimbursed Letters of Credit) booked under the Exim Credit Limit, plus, (y) the Domestic Standby Letter of Credit Reserve and, plus, (z) Reserves or (ii) the EXIM Borrowing Base minus the sum of (w) the FX Reserve (arising from FX Forward Contracts under the Exim Credit Limit), plus, (x) the amount of all outstanding export related Letters of Credit (including such drawn but unreimbursed Letters of Credit) booked under the Exim Credit Limit, plus, (y) the Domestic Standby Letter of Credit Reserve and, plus, (z) Reserves.

Silicon Valley Bank	Schedule to Loan and Security Agreement

	1.3 Advance Rates	Silicon may, from time to time, modify the rates above, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts or other issues or factors relating to the Accounts or other Collateral.

1.4 Letter of Credit Sublimit
(Section 1.6):
Silicon may, in its good faith business judgment, issue or have issued letters of credit (the “Letters of Credit”) as follows: (1) Letters of Credit booked under the Domestic Credit Limit for Borrower’s account not exceeding the lesser of: (i) $5,000,000 and (ii) Availability under the Domestic Borrowing Base; (2) export related Letters of Credit booked under the Exim Credit Limit for Borrower’s account not exceed the lesser of (i) $10,000,000 and (ii) Availability under the Exim Borrowing Base; and (3) Excess Standby Letters of Credit.

1.5 Cash Management
	Services and Reserves:	Borrower may utilize Silicon’s Cash Management Services up to an amount equal to the lesser of: (i) $5,000,000 and (ii) Availability under the Domestic Credit Limit (“Cash Management Services Sublimit”). Such services may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). The aggregate amount of the credit limits under all such agreements with respect to the Cash Management Services shall be deemed to be the amount of the Cash Management Services for the purposes of calculating the Cash Management Services Sublimit. Silicon will advise Borrower of any amounts that would affect the Cash Management Services Sublimit.

1.6 Foreign Exchange
Contract Sublimit:
Borrower may enter into foreign exchange forward contracts with Silicon under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”) (the amount equal to 10% of the aggregate outstanding FX Forward Contracts is hereinafter referred to as the “FX Reserve”). The FX Reserve may not exceed the lesser of: (i) $15,000,000 and (ii) Availability under the Domestic Borrowing Base plus Exim Borrowing Base. The total FX Forward Contracts at any one time may not exceed the amount calculated as 10 multiplied by the FX Reserve. Silicon may terminate the FX Forward Contracts if an Event of Default occurs and is continuing.

2.	INTEREST.

	2.1 Interest Rate for Domestic Loans:	A rate equal to the “Prime Rate” in effect from time to time, plus 1.50% per annum.

Silicon Valley Bank	Schedule to Loan and Security Agreement

	2.2 Interest Rate for Exim Loans	A rate equal to the “Prime Rate” in effect from time to time, plus 1.75% per annum.

	2.3 Calculation	Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. “Prime Rate” means the rate announced from time to time by Silicon as its “prime rate;” it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

3.	FEES (Section 1.4):

	3.1 Amendment Fee	$12,000 payable on the date hereof, which shall be fully earned and nonrefundable.

	3.2 Domestic Loan Fee:	$100,000, which shall be fully earned as of the date hereof, payable as follows: (i) $50,000 on the date hereof and (ii) $50,000 on the first anniversary date of the date hereof (the “Anniversary Date”); provided, that, if Borrower’s Tangible Net Worth is greater than $35,000,000 on the Anniversary Date, such amount shall be reduced to $37,500. The Domestic Loan Fee shall be nonrefundable.

	3.3 EXIM Loan Fee:	$300,000, which shall be fully earned as of the date hereof, payable as follows: (i) $150,000 on the date hereof and (ii) $150,000 on the Anniversary Date; provided, that, if Borrower’s Tangible Net Worth is greater than $35,000,000 on the Anniversary Date, such amount shall be reduced to $125,000. The EXIM Loan Fee shall be nonrefundable.

4.	MATURITY DATE
	(Section 6.1):	June 11, 2007.

5.	FINANCIAL COVENANTS
	(Section 5.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

	5.1 Quick Ratio (Adjusted):	As of the last day of each month, a ratio of Quick Assets to Current Liabilities minus current portions of Deferred Revenue of at least 0.75 to 1.00.

	5.2 Minimum Tangible Net Worth:	Borrower shall maintain a Tangible Net Worth of not less than (1) $18,000,000 from the date hereof to June 30, 2005 and (2) $16,000,000 thereafter, plus (i) 50% of all consideration received after the date hereof for equity securities and subordinated debt of the Borrower, plus (ii) 25% of the Borrower’s net income in each fiscal quarter ending after the date hereof. Increases in the Minimum Tangible Net Worth covenant based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the

Silicon Valley Bank	Schedule to Loan and Security Agreement

month in which such consideration is received, and shall continue effective thereafter. Increases in the Minimum Tangible Net Worth covenant based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth covenant be decreased.

	5.3 Definitions.	For purposes of the foregoing financial covenants, the following term shall have the following meaning:

“Current Liabilities” are the aggregate amount of Borrower’s total liabilities that mature within one (1) year, which Current Liabilities include the Obligations, minus Letters of Credit issued to secure pre-paid customer deposits that are classified as Current Liabilities.

“Deferred Revenue” is all amounts received in advance of performance under a contract and not yet recognized as revenue.

“Quick Assets” is, on any date, the sum of Borrower’s consolidated, unrestricted cash, cash equivalents, and net billed accounts receivable, and investments with maturities of less than twelve months, determined according to GAAP.

“Tangible Net Worth” shall mean the excess of total assets over total liabilities, determined in accordance with GAAP, with the following adjustments:

(A) there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (ii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises

(B) there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Silicon or by language in the instrument evidencing the indebtedness which Silicon agrees in writing is acceptable to Silicon in its good faith business judgment.

6.	REPORTING.
	(Section 5.3):	Borrower shall provide Silicon with the following:

1. Weekly transaction reports and schedules of collections, on Silicon’s standard form.

2. Monthly Borrowing Base Certificates, together with accounts receivable agings, aged by invoice date, within thirty days after the end of each month.

Silicon Valley Bank	Schedule to Loan and Security Agreement

3. Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within thirty days after the end of each month.

4. Monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger, within fifteen days after the end of each month.

5. Monthly perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Silicon in its good faith business judgment, all within thirty days after the end of each month.

6. Monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.

7. Monthly Compliance Certificates, within thirty days after the end of each month, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

8. Quarterly reviewed financial statements, as soon as available, and in any event within forty-five days after the end of each fiscal quarter of Borrower.

9. Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty days prior to the end of each fiscal year of Borrower.

10. Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Silicon.

11. Within 5 days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission

7.	BORROWER INFORMATION:	Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated June 10, 2005, previously submitted to Silicon (the “Representations”) is true and correct as of the date hereof.

Silicon Valley Bank	Schedule to Loan and Security Agreement

8.	ADDITIONAL PROVISIONS:	(1) Bank Relationship. Borrower shall at all times maintain its primary banking relationship with Silicon. Without limiting the generality of the foregoing, Borrower shall, at all times, maintain not less than 60% of its total cash and investments on deposit with Silicon. As to any Deposit Accounts and investment accounts maintained with another institution, Borrower shall cause such institution, within 30 days after the date of this Agreement, to enter into a control agreement in form reasonably acceptable to Silicon in its good faith business judgment in order to perfect Silicon’s first-priority security interest in said Deposit Accounts and investment accounts.

(2) Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon’s standard form.

Borrower:		Silicon:

THERMA-WAVE, INC.		SILICON VALLEY BANK

By	/s/ Joseph Passarello	By	/s/ Tim Walsh

Title	Vice President of Finance	Title	Senior V.P.

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054

FROM:	THERMA-WAVE, INC.
1250 Reliance Way
Fremont, CA 94539

The undersigned authorized officer of THERMA-WAVE, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Silicon (the “Agreement”), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. In addition, the undersigned certifies that (i) Borrower [and each Subsidiary] has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP [(ii) no liens has been levied or claims made against Borrower [or any of its Subsidiaries] relating to unpaid employee payroll or benefits which Borrower has not previously notified in writing to Silicon, and (iii) there are no legal actions pending or threatened against Borrower or any Subsidiary which Borrower has not previously notified in writing to Silicon.] Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements + CC	Monthly within 30 days	Yes	No
Annual (Audited)	FYE within 120 days	Yes	No
A/R & A/P Agings	Monthly within 30 days	Yes	No
A/R Audit	Initial and Annual	Yes	No
Borrowing Base Certificate	Monthly within 30 days	Yes	No

Financial Covenant	Required		Actual		Complies
Maintain on a Monthly Basis:
Minimum Quick Ratio (Adjusted)	0.75:1.00			_____:1.00	Yes	No
Minimum Tangible Net Worth	$16,000,000	*	$	————	Yes	No

*	$18,000,000 until June 30, 2005

Borrower only has deposit accounts located at the following institutions: ___________________.

Compliance Certificate

Has Borrower filed any new Trademark, Patent or Copyright applications?           Yes / No

(If “yes”, please list below and complete the attached Addendum to Intellectual Property Security Agreement)

Trademarks:

Patents:

Copyrights:

1

Comments Regarding Exceptions: See Attached.
Sincerely,
xx

Signature

Title

Date

BANK USE ONLY
Received by:

authorized signer
Date:

Verified:

authorized signer

Date:

Compliance Status:	Yes No

Compliance Certificate